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                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED MARCH 31, 1996


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
 Net income                                                                         $   24,677
                                                                                    ==========



 Average shares outstanding                                                            559,328
 Dilutive average shares outstanding under warrants                                    195,955

 Exercise price                                                                     $    10.00

 Assumed proceeds on exercise                                                       $1,959,550
 Average market value                                                               $    12.25

 Less:    Treasury stock purchased with assumed proceeds from
          exercise of warrants                                                         159,963
 Adjusted average shares-Primary                                                       595,320

 Primary earnings per share                                                         $   0.0415
                                                                                    ==========



 Average shares outstanding                                                            559,328
 Dilutive average shares outstanding under warrants                                    195,955

 Exercise price                                                                     $    10.00
 Assumed proceeds on exercise                                                       $1,959,550

 Ending market value                                                                $    12.50

 Less:    Treasury stock purchased with assumed proceeds from
          exercise of warrants                                                         156,764
 Adjusted average shares-Fully diluted                                                 598,519

 Fully diluted earnings per share                                                   $   0.0412
                                                                                    ==========
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         The stock of the Company is not traded on any public exchange.  The average and ending market values are derived from trades known to management.
Private sales may occur where management of the Company is unaware of the sales price.





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